PROSPECTUS SUPPLEMENT                                       File No. 333-105098
---------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus
 dated June 3,2003)
Pricing Supplement Number: 2344


                           Merrill Lynch & Co., Inc.



                         Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                               Fixed Rate Notes


Principal Amount:          $700,000,000

Issue Price:               99.466%

CUSIP Number:              59018YSH4

Interest Rate:             4.50% per annum

Original Issue Date:       November 4, 2003

Stated Maturity Date:      November 4, 2010

Interest Payment Dates:    Each May 4th and November 4th, commencing on May
                           4th, 2004 subject to following business day convention.

Repayment at the Option
of the Holder:             The Notes cannot be repaid prior to the
                           Stated Maturity Date.

Redemption at the Option
of the Company:            The Notes cannot be redeemed prior to the Stated
                           Maturity Date.


Form:                      The Notes are being issued in fully
                           registered book-entry form.


Trustee:                   JPMorgan Chase Bank

Underwriters:              Merrill Lynch, Pierce, Fenner & Smith Incorporated
                           ("MLPF&S"), Wachovia Securities Inc. and Wells
                           Fargo Brokerage Services, LLC (the "Underwriters"), are acting as principals in this transaction.
                           MLPF&S is acting as the Lead Underwriter.

                           Pursuant to an agreement, dated October 30, 2003 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:


                           Underwriters                                 Principal Amount of the Notes
                           ------------                                 -----------------------------
                           Merrill Lynch, Pierce, Fenner & Smith               $672,000,000
                                       Incorporated
                           Wachovia Securities Inc.                             $14,000,000
                           Wells Fargo Brokerage Services, LLC                  $14,000,000

                                                                                -----------
                                                                               $700,000,000


                           Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                           The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                           The Company has agreed to indemnify the
                           Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Discount:     0.40%

Dated:                     October 30, 2003

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